UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT – February 14, 2025
(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-8974	22-2640650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

855 S. MINT STREET, CHARLOTTE, NC..................................................28202
......(Address of principal executive offices).................................................(Zip Code)

 Registrant’s telephone number, including area code: (704) 627-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	HON	The Nasdaq Stock Market LLC
3.500% Senior Notes due 2027	HON 27	The Nasdaq Stock Market LLC
2.250% Senior Notes due 2028	HON 28A	The Nasdaq Stock Market LLC
3.375% Senior Notes due 2030	HON 30	The Nasdaq Stock Market LLC
0.750% Senior Notes due 2032	HON 32	The Nasdaq Stock Market LLC
3.750% Senior Notes due 2032	HON 32A	The Nasdaq Stock Market LLC
4.125% Senior Notes due 2034	HON 34	The Nasdaq Stock Market LLC
3.750% Senior Notes due 2036	HON 36	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2025, Ms. Robin L. Washington notified the Board of Directors (the “Board”) of Honeywell International Inc. (the “Company”) that she intends to resign from the Board, effective as of March 31, 2025. Ms. Washington’s decision to resign from the Board follows her recently announced appointment to serve as President and Chief Operating and Financial Officer of Salesforce, Inc., where she will remain on the board of directors, and is not the result of any disagreement relating to the Company’s operations, policies, or practices. The Company thanks Ms. Washington for her service and for her significant contributions to the Company throughout her tenure.

On February 14, 2025, the Board elected Mr. Mike Stepniak, age 47, to serve as the Company’s Senior Vice President and Chief Financial Officer, effective as of February 17, 2025. Mr. Stepniak will serve as the Company’s principal financial officer and an executive officer, and he will report to the Chairman and CEO of the Company, Mr. Vimal Kapur.

Mr. Stepniak succeeds Mr. Gregory P. Lewis, who has been elected by the Board to the newly-created position of Senior Vice President, Transformation and Senior Advisor, effective as of February 17, 2025. In this role, Mr. Lewis will continue to report to Mr. Kapur but will no longer be an executive officer of the Company.

Mr. Stepniak has served as the Company’s Vice President, Finance, since October 2024. He previously served as Vice President and Chief Financial Officer of the Company’s Aerospace Technologies segment from January 2023 to October 2024 and as Chief Financial Officer of the Company’s Building Technologies segment from March 2020 to January 2023. Prior to joining the Company, Mr. Stepniak spent nearly 20 years with General Electric ("GE") in global finance leadership roles of increasing responsibility, including Chief Financial Officer of the Oilfield Equipment division at Baker Hughes International, a GE company. Mr. Stepniak holds an M.B.A. in international business from the University of Memphis and a Bachelor of Science in business administration from Edinboro University in Pennsylvania.

In connection with his promotion to Chief Financial Officer, Mr. Stepniak entered into an offer letter with the Company, pursuant to which Mr. Stepniak’s base salary is $925,000; his target annual incentive compensation opportunity is 100% of base salary, which will be prorated for 2025; and he will be eligible for annual long-term incentive awards with a target grant date value of $3,800,000.

There are no arrangements or understandings between Mr. Stepniak and any other persons pursuant to which he was appointed as the Company’s Senior Vice President and Chief Financial Officer. There is no family relationship between Mr. Stepniak and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Stepniak that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

In connection with his transition to Senior Vice President, Transformation and Senior Advisor, Mr. Lewis entered into an offer letter with the Company, pursuant to which Mr. Lewis’s base salary is $750,000; his target annual incentive compensation opportunity is 100% of base salary; and he will be eligible for annual long-term incentive awards with a target value of $1,000,000. Between June 1, 2025 and December 31, 2025, on a date to be designated by the Company’s CEO, Mr. Lewis is expected to transition to serve as Senior Advisor of the Company. At that time, his base salary will be $100,000, and he will not be eligible to participate in the Company’s incentive compensation plan or to receive additional long-term incentive awards.

The descriptions of the offer letters contained herein are subject to, and qualified in their entirety by reference to Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1*	Offer Letter dated February 7, 2025 from Honeywell International Inc. to Michal Stepniak.
10.2*	Offer Letter dated February 12, 2025 from Honeywell International Inc. to Gregory P. Lewis.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).
* Management contracts or compensatory plans or arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	February 18, 2025	HONEYWELL INTERNATIONAL INC.

By: /s/ Su Ping Lu
Su Ping Lu
Vice President and Corporate Secretary